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EXHIBIT 99.1

AMERICAN ENVIRONMENTAL ENERGY, INC
Stock Symbol:  AEEI.PK

CONTACT
-------
GREGORY A. MCANDREWS
Greg McAndrews & Associates
(310) 301-3035
greg@gregmcandrews.com

                              FOR IMMEDIATE RELEASE
                              ---------------------

                   BREWER HEADS AMERICAN ENVIRONMENTAL ENERGY;

                            FORMERLY VOICE & WIRELESS


         Costa Mesa, Calif., Oct. 8 - Brent Brewer, 46, now leads American Environmental Energy, Inc. (AEEI.PK), formerly Voice & Wireless Corporation, it was announced today.

         Brewer takes over the positions of President, Chief Executive Officer, Principal Executive Officer and interim Chief Financial Officer. The former holder of these positions, Randy Drew, resigned to pursue other interests.

         The Company's headquarters recently moved to 650 Town Center Drive, Suite 860, Costa Mesa, CA 92626; Telephone: (866) 671-7571 or (949) 610-8470.

         Brewer brings more than 20 years of management experience with a combination of Marine Corps Officer leadership as a Major and enterprise executive management.

         He has held executive positions with publicly-traded software companies, such as StarBase Corporation and Fujitsu-Glovia. He also has experience with large venture-backed, early-stage companies. From 2004 to 2007, Brewer was the Director of Sales for Novesedge Inc., a technology company in Austin, TX. In 2007, he culminated more than 10 years of research in the energy field to form Brewer Energy Corporation, a renewable energy development company, and subsequently formed Brewer Joshua Tree Wind Farm.

         Brewer earned a B.S. degree from the Ohio State University, a Certification from the Naval Post Graduate School in Monterey, CA and an M.B.A. from the University of California, Irvine.

         American Environmental Energy is a recently organized and funded renewable energy developer specializing in integrating diverse technologies in a complimentary way to provide more renewable energy. These Renewable Energy Power Parks serve as clean "energy farms", providing clean sources such as biofuels, waste to energy, clean hydrogen, and wind and solar power. Integrating these different energy sources is the key.

         AEE is working to combine systems such as trash, sewage, waste water, drinking water, and electricity, by applying new emerging technologies such as Pyrolytic Steam Reforming Gasification (PSRG), nano-bubblers, hydrogen fuel cells, algae carbon sequestration, bio-diesel and other systems. By combing these technologies, greater efficiencies are obtained, and waste sources (problems) become feedstock for renewable energy equipment and genesis (solutions).


The information in this press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to prospective acquisitions. Forward-looking statements relate to expectations or forecasts of future events. American Environmental Energy does not assume the obligation to update any forward-looking statement. Many factors could cause actual results to differ materially from American Environmental Energy's forward-looking statements, including market forces, economic factors, the availability of capital and credit, current and future competition and other uncertainties.


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